Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
LegalZoom.com, Inc.
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share to be issued pursuant to future awards under the 2021 Equity Incentive Plan (the “2021 Plan”)	457(c); 457(h)	9,904,205	$14.49(2)	$143,511,930 (2)	$92.70 per $1,000,000	$13,303.56
Total Offering Amounts			9,904,205		$143,511,930		$13,303.56
Total Fee Offsets							$0
Net Fee Due							$13,303.56

(1)	In addition to the number of shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Market on March 18, 2022.